UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

MIDERA FOOD PROCESSING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-43265	39-3886250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10275 West Higgins Road, Suite 300, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

(847) 857-6696

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	MFP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2026 (the “Closing Date”), Midera Food Processing, Inc. (the “Company”), an indirect wholly-owned subsidiary of The Middleby Corporation (“Middleby”), and Alkar Holdings, Inc. (the “Borrower”), entered into a five-year, $1.0 billion credit agreement with Bank of America, N.A., as administrative agent (the “Agent”), and the other financial institutions and lenders party thereto (the “Credit Agreement”), in connection with the anticipated spin-off of the Company into an independent, publicly traded company (the “Spin-off”). As of the effective time of the Spin-off, the Borrower will be a direct wholly-owned subsidiary of the Company.

The Credit Agreement provides for a new senior secured credit facility in an aggregate principal amount of $1.0 billion, consisting of (i) a $750 million U.S. dollar revolving credit facility and (ii) a $250 million multi-currency revolving credit facility, with the potential for the Borrower, under certain circumstances, to increase the amount of the credit facility by the greater of $151 million and 100% of the Company’s Consolidated EBITDA (as defined in the Credit Agreement) for the most recently ended period of four consecutive quarters (plus additional amounts subject to compliance with a specified leverage ratio depending on the type of indebtedness being incurred) either by increasing one or more revolving facility, or by adding on one or more revolving and/or term loan facilities.

Each of the U.S. dollar revolving credit facility and the multi-currency revolving credit facility consists of revolving loans and sublimits for swingline loans and letters of credit. The revolving credit facilities shall be available to the Borrower on and after the Closing Date; provided that (i) prior to the effectiveness of the Spin-off, borrowings may not exceed $300 million and (ii) the credit facility commitments will terminate and all loans shall become due within 15 business days after the Closing Date if the Spin-off does not occur. Borrowings under the revolving credit facilities may be made by the Borrower and the Borrower shall have the ability to designate the Company and/or one or more wholly-owned subsidiaries of the Company as additional borrowers pursuant to the terms of the Credit Agreement.

Borrowings under the U.S. dollar revolving credit facility may be denominated in U.S. dollars. Borrowings under the multi-currency revolving credit facility (other than swingline loans which are available in U.S. dollars, Euros and Pounds sterling only) may be denominated in U.S. dollars, Australian dollars, Canadian dollars, Euros, Pounds sterling, Swedish Krona, Danish Krone, and any agreed alternative currency. Borrowings under the credit facilities may be used for ongoing working capital needs, acquisitions and other investments, restricted payments, share repurchases, and other general corporate purposes, including, but not limited to, (i) in connection with the Spin-off, one or more distributions to Middleby or one or more of its subsidiaries in cash in an aggregate amount not to exceed $300 million and (ii) to pay fees and expenses incurred in connection with the loan documents, the Spin-off transactions, and any transactions contemplated by or otherwise permitted under the Credit Agreement.

The credit facility matures on June 29, 2031. All obligations (i) under the Credit Agreement, (ii) under certain swap contracts and cash management agreements and (iii) under certain sidecar letter of credit and guarantee facilities in an aggregate amount under this clause (iii) not to exceed $55 million are secured by substantially all the assets of the Borrower, the Company and certain of the Company’s material wholly-owned domestic subsidiaries on a pro forma basis after giving effect to the Spin-off, and unconditionally guaranteed by, subject to certain exceptions, the Company and certain of the Company’s direct and indirect material wholly-owned domestic subsidiaries on a pro forma basis after giving effect to the Spin-off.

Borrowings in (i) U.S. dollars shall bear interest based on a (x) term secured overnight financing rate (“SOFR”) or (y) base rate, (ii) Pounds sterling shall bear interest based on a daily sterling overnight index average rate (“SONIA”), (iii) Euros shall bear interest based on the EURIBOR rate, (iv) Canadian dollars shall bear interest based on the term CORRA Rate, (v) Swedish Krona shall bear interest based on the STIBOR rate, (vi) Danish Krone shall bear interest based on the CIBOR rate and (vii) Australian dollars shall bear interest based on the BBSY rate, in each case of clauses (i) through (vii) above, plus a margin as described below.

The margin for each of the foregoing rates, other than the base rate, shall range from 1.125% to 2.00% based on the Total Net Leverage Ratio (as defined in the Credit Agreement) of the Company, with interest periods, in the case of all SOFR Loans or Eurocurrency Loans, at the Company’s option of one, three or six months or, subject to certain conditions, twelve months. The margin for base rate borrowings shall range from 0.125% to 1.00% based on the Total Net Leverage Ratio (as defined in the Credit Agreement) of the Company. However, prior to the delivery of the Company’s quarterly financial statements for the fiscal quarter ending on October 3, 2026, such margin shall be 0.25% for base rate borrowings and 1.25% for all other borrowings. A commitment fee equal to a percentage of the aggregate amount of the lenders’ unused revolving commitments and a letter of credit fee on the undrawn amount of each letter of credit issued under the letter of credit subfacility, are paid quarterly and on the Revolver Termination Date (as defined in the Credit Agreement).

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type. Among other things, the covenants in the Credit Agreement limit the ability of the Company and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make restricted payments; make certain investments; enter into certain sale-leaseback transactions; change its line of business or fiscal year; and enter into certain transactions with affiliates. The Credit Agreement also requires the Company to satisfy certain financial covenants including: (i) a maximum Secured Net Leverage Ratio (as defined in the Credit Agreement) of 3.75 to 1.00, which may be adjusted to 4.25 to 1.00 for a four consecutive fiscal quarter period in connection with certain qualified acquisitions, subject to the terms and conditions contained in the Credit Agreement, and (ii) a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00.

Commitments and loans outstanding under the Credit Agreement may be voluntarily reduced or prepaid without premium or penalty other than payment of customary breakage costs.

The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments; bankruptcy and other insolvency events; the failure to perform certain covenants; the material breach of a representation or warranty; non-payment of certain other indebtedness; the entry of undischarged judgments against the Company or any of its subsidiaries for the payment of material uninsured amounts; the invalidity of the Company guarantee, any subsidiary guaranty or any security document; certain material ERISA events; a change of control of the Company; and an involuntary dissolution of the Company or any of its material wholly-owned subsidiaries.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

As previously announced, Middleby is expected to distribute all of the issued and outstanding shares of Company common stock to the holders of record of Middleby common stock at 12:01 a.m. (Eastern Time) on July 6, 2026. In connection with the anticipated consummation of the Spin-off and entry into the Credit Agreement on June 29, 2026, the Borrower used borrowings under the credit facilities and cash on hand to make a distribution to Middleby Marshall Inc., a direct wholly-owned subsidiary of Middleby, of $233 million.

On June 29, 2026, Middleby issued a press release announcing the Company’s entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 29, 2026, among Midera Food Processing, Inc., Alkar Holdings, Inc., the other financial institutions and lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

99.1	Press Release, dated June 29, 2026, issued by The Middleby Corporation.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDERA FOOD PROCESSING, INC.

Date: June 29, 2026	By:	/s/ Amy Campbell
Amy Campbell
Chief Financial Officer